Exhibit 10.28

July 19, 2017

Mike McClellan

5 Kestrel Lane

Bedminster NJ 07921

Dear Mike:

In light of your agreement to fulfil the role of Interim CFO of the Teva group, which became effective Saturday, July 1, 2017 (the “Effective Date”), we are pleased to provide you with this letter which supplements your current terms of employment as follows:

•	Term: Your service as the Interim CFO with the Teva group will begin on the Effective Date and will conclude on a date to be determined by Teva in its sole discretion (the “Completion Date”). Teva will communicate the Completion Date to you in writing not less than two weeks in advance of the Completion Date.

•	Bonus: You will be eligible to participate in the Teva 2017 Executive Officer Bonus Plan with an incentive opportunity equal to 100% of your Annual Base Salary for the period of time you serve as the Interim CFO, subject to the terms and conditions of the 2017 Executive Officer Bonus Plan (and, for the avoidance of doubt, pro-rated for the portion of 2017 from the Effective Date). For the avoidance of doubt, for the first half of 2017 you will remain eligible to earn a pro-rata portion pursuant and subject to the terms of the bonus plan in which you participated prior to the Effective Date.

•	One-time Promotion Award: In connection with your promotion to Interim CFO, you will be eligible to receive a one-time promotion award in an amount determined in the discretion of Teva’s Chief Executive Officer, not to exceed $202,500 (the “Promotion Bonus”). Payment of the Promotion Award, if awarded, will be made to you in cash in two installments, with the first installment payable within 30 days following November 1, 2017 and the second installment payable within 30 days following February 1, 2018 (or within 30 days of the last day in your position as Interim CFO, if earlier). In order to receive payment of any portion of the Promotion Award, you must remain an active employee of Teva in good standing through the date on which the Promotion Award is paid.

•	Severance and non-compete payment: In the event of either (i) termination of your employment by the Company without Cause prior to, or within three (3) months following, the Completion Date or (ii) your voluntary resignation within three (3) months following the Completion Date in the event that Teva does not return you to the role of SVP Specialty Medicines Europe effective as of the Completion Date (each, a “Qualifying Termination”), you will receive payment of a lump-sum cash payment equal to 18 months of your annual base salary within 60 days following the date on which your employment terminates,, subject to your execution, delivery to Teva and non-revocation of a release of claims no later than 52 days following your Qualifying Termination, and conditioned upon your compliance with the Covenant not to Compete as set forth below. In the event of termination of your employment without Cause following the Qualifying Termination period, your severance eligibility shall be in accordance with Company’s policy applicable to similarly-situated employees.

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Covenant not to Compete: By signing this letter, you hereby acknowledge and agree that, in your capacity as Interim CFO, you will have a great deal of exposure and access to a broad variety of commercially valuable proprietary information of the Teva group, including, by way of illustration, confidential information regarding the Teva group’s current and future products and strategies, costs and other financial information, R&D and marketing plans and strategies, etc. As a result of your knowledge of the above information and in consideration for the benefits offered by Teva under this letter, you affirm and recognize your continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Teva group pursuant to Teva’s policies and the terms and conditions of this letter, and hereby agree that, during the term of your employment and for a period of twelve (12) months following a Qualifying Termination, you shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other direct or indirect service provider) perform any services for any division, subsidiary or product group of a company, which division, subsidiary or product group is principally focused on the manufacture of, sale of or trading in (i) generic products or (ii) specialty pharmaceutical products that are competitive with a fundamental product manufactured, sold or otherwise traded in by the Teva group as of the date of such termination of employment, where the determination of whether a certain product constitutes a fundamental product manufactured, sold or otherwise traded in by the Teva group shall be reasonably determined on an ad-hoc basis at the relevant time by the Teva group CEO. If a company described in the preceding sentence is not organized into divisions, subsidiaries or product groups, the term “division, subsidiary or product group” in the preceding sentence shall refer to the entire company.

•	Notice. The nature of your employment with us is and will continue to be “at will,” as defined by applicable law, meaning Teva may terminate your employment without Cause upon 3 months prior notice (“Notice Period”); provided that Teva may terminate your employment at any time for Cause without notice. You may terminate your employment with 3 months prior notice. Teva may, in its sole and absolute discretion, by written notice, waive your services during the Notice Period or in respect of any part of such period, and at Teva’s sole discretion accelerate the effective date of such termination on the condition that Teva will pay you the monthly Base Salary and all additional compensation and benefits to which you are entitled in respect of the Notice Period without regard to any such Teva waiver.

This letter sets forth additional terms to your current employment terms as set forth in your Offer Letter with Teva dated May 1, 2015, Assignment Letter and Employee Proprietary Information and Inventions Agreement (“Existing Arrangements”). In the event of conflict between this Letter and your Existing Arrangements, the terms set forth in this letter shall govern.

Please signify your acceptance of this letter by July 31, 2017. We are very excited to have you transition to the role of Interim CFO and we are confident you can make a significant contribution to our future growth.

Sincerely yours,

/s/ Yitzhak Peterburg

Dr. Yitzhak Peterburg

Interim President and Chief Executive Officer

Acknowledged and agreed: /s/ Michael McClellan
M. McClellan	Date